Exhibit 99.1

FOR IMMEDIATE RELEASE

Media contact:

Kristen Siefkin

(206) 441-7034

kristen@lanemarketing.com

Tully’s Announces New Agreement

with Japanese Licensee

1st Quarter Shows 5.4 Percent Net Sales Increase

August 22, 2005 — Seattle, Wash. — Tully’s Coffee Corporation (“Tully’s”), announces it has agreed to sell the Japanese trademarks and intellectual property assets for the Tully’s business in Japan to its licensee, FOODX Globe Co., Ltd. (“FOODX”). Under the agreement, Tully’s will receive $17.5 million. FOODX operates 270 Tully’s retail stores in Japan. By changing the form of its relationship with FOODX, Tully’s expects to reduce its debt and provide capital for growth of its business in the United States and internationally outside of Japan, while FOODX continues to grow the Tully’s brand in Japan.

Additionally, Tully’s announces its first quarter financial results. Net sales for the first quarter of its 2006 fiscal year, which ended Sunday, July 3, 2005 (“first quarter 2006”), were $13,746,000, an increase of $708,000 (5.4 percent) compared to the same quarter of fiscal 2005 (the “prior year quarter”). For first quarter 2006, earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $261,000 as compared to $208,000 in the prior year quarter. Net loss decreased to $885,000 for first quarter 2006 as compared to $997,000 for the prior year quarter.

Tully’s Coffee Releases 2006 First Quarter Financial Results, page 2 of 3.

“We are thrilled to announce the evolution of our partnership with FOODX,” said Tom T. O’Keefe, Chairman and founder of Tully’s. “I am confident that FOODX will continue to honor and protect the Tully’s brand. Also, the proceeds from this transaction will immediately generate operating and growth capital without diluting shareholder value or adding interest costs. This allows Tully’s to strengthen our wholesale and specialty segments, and to enhance retail — all key management objectives for sustaining the company’s recent sales growth.”

“We were greatly pleased with the growth in company sales and the improvements in our bottom line,” said John Dresel, president of Tully’s. “Our wholesale division is leading the way for our other divisions.”

Wholesale Division Leads Increase

The wholesale division, which sells Tully’s branded coffees to approximately 3,000 supermarkets, as well as major food service and office coffee outlets in 19 states, increased net sales by $918,000 (47.1 percent) to $2,865,000 for first quarter 2006. This figure reflects a $784,000 net sales increase in the grocery channel which, in addition to growth in the number of supermarkets selling Tully’s coffees, can be attributed to a more mature market positioning and enhanced relationships with existing customers.

“Consumer demand has increased the number of supermarkets carrying Tully’s coffees and expanded distribution in the food service channel. This, along with expanded product offerings, has scored big wins for the wholesale division,” said John Dresel, president of Tully’s. “As we expand our reach through licensed and franchised stores, we can expect to see those numbers continue to climb.”

Retail in Transition

For first quarter 2006, the retail division delivered operating income of $131,000 on net sales of $9,800,000 as compared to the prior year quarter operating income of $585,000, on sales of $9,985,000. Comparable store sales decreased by 1.3 percent for first quarter 2006.

“Our retail division is in transition,” said Dresel. “We implemented several major programs to improve retail store service levels, including increases in store staffing. Additionally, we

Tully’s Coffee Releases 2006 First Quarter Financial Results, page 3 of 3.

introduced new summer products to customers through a promotion that included ‘free trial’ and discount pricing offers.”

Additional information about Tully’s first quarter 2006 results is contained in its quarterly report on Form 10-Q, which was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Founded in 1992 in Seattle, Tully’s is the Pacific Northwest’s largest fully handcrafted roaster and a leading specialty coffee retailer and wholesaler. Approximately 100 company-operated and licensed specialty stores operate in Washington, Oregon, California, Arizona and Idaho. Coffees and related products are distributed through offices, food service outlets and leading supermarkets throughout the West, while the specialty division supports Tully’s licensees in the United States. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2005.

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